EXHIBIT 7.4

                                                                       Exhibit C


                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (the "Agreement") is made this 31st day of July, 2002, by and among JOHN F. FISBECK, a resident of the State of Indiana ("Fisbeck"), CARTER FORTUNE, a resident of the State of Indiana ("Fortune," and together with Fisbeck, the "Controlling Stockholders") and ROBERT J. KINGSTON, a resident of the State of Indiana ("Seller").

                             PRELIMINARY STATEMENTS

     A. Fortune Diversified Industries, Inc., a Delaware corporation ("Buyer") has this date purchased from Seller all of the issued and outstanding shares of common stock of Kingston Sales Corporation, an Indiana corporation ("Company"), pursuant to that certain Stock Purchase Agreement made by and between Buyer, Seller and Company and dated of even date herewith (the "Stock Purchase Agreement").



     B. Fisbeck and Fortune collectively own or control ____ percent (__%) of the issued and outstanding capital stock of Buyer, and Fortune is a Director and officer of Buyer.



     C. The parties desire to enter into this Agreement in order to provide for the election of Seller to the Board of Directors of Buyer.



     D. The execution and delivery of this Agreement is required by Section 7.2(c)(vii) of the Stock Purchase Agreement.




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     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:



     1. Obligations of Controlling Stockholders. Fortune hereby agrees in his capacity as a Director of Buyer to recommend to Buyer's stockholders to elect Seller to Buyer's Board of Directors, and to take all other steps necessary as a Director of Buyer to ensure Seller's election to Buyer's Board of Directors. Each of the Controlling Stockholders agrees in his individual capacity to vote the shares of voting capital stock of Buyer he owns or controls in favor of election of Seller to Buyer's Board of Directors.



     2. No Avoidance. The Controlling Stockholders shall not make any transfers of shares of capital stock of Buyer with the purpose of avoiding the effect of
Section 1.





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     3. Term. The term of this Agreement shall continue until the earlier of:
(a) the date Seller ceases to own five percent (5%) or more of the issued and outstanding voting capital stock of Buyer, or (b) the fourth (4th) anniversary of the date of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated by Seller at any time for any reason upon written notice to the Controlling Stockholders.



     4 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana, without regard to conflicts of laws principles.



     IN WITNESS WHEREOF, this Agreement is made as of the date first written above.



                                             JOHN F. FISBECK


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                                             CARTER FORTUNE


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                                             ROBERT J. KINGSTON


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